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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Brookdale Living Communities, Inc. for the registration of $200,000,000 of Common Stock, Preferred Stock, Debt Securities and Warrants, and to the incorporation by reference therein of our report dated March 26, 1998, with respect to the consolidated financial statements of Brookdale Living Communities, Inc., included in its Annual Report (Form 10-K) for the period from May 7, 1997 to December 31, 1997, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP



Chicago, Illinois
May 29, 1998